Exhibit 10.2

CEDAR FAIR, L.P. AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN

Amended and Restated: July 18, 2007

SECTION 1. PURPOSE.

The purposes of the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan (the “Plan”) are to encourage employees of Cedar Fair, L.P. (the “Company”) and its Affiliates (the Company and its Affiliates are herein collectively referred to as “Cedar Fair”), and its general partner, Cedar Fair Management, Inc. (“CFMI”), and their respective officers and directors, to acquire a proprietary and vested interest in the growth and performance of Cedar Fair, to generate an increased incentive to contribute to Cedar Fair’s future success and prosperity, thus enhancing the value of Cedar Fair for the benefit of its limited partners (or unitholders), and to enhance the ability of Cedar Fair to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of Cedar Fair depends.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean an employer with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code including, without limitation, Magnum Management Corporation.

(b) “Award” shall mean any Option, Unit Appreciation Right, Restricted Unit Award, Performance Unit, Distribution Equivalent, Other Unit Award, or any other right, interest, or option relating to Units or other securities of the Company granted pursuant to the provisions of the Plan.

(c) “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed by both the Company and the Participant.

(d) “Board” shall mean the Board of Directors of CFMI.

(e) “CFMI” means Cedar Fair Management, Inc.

(f) “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A of the Code (applied by analogy as if the Company were a corporation).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” shall mean the Compensation Committee of the Board, composed of no fewer than three directors, each of whom is a Non-Employee Director, or any other committee or designee of the Board that the Board authorizes to administer this Plan; provided, however, that Awards to, and other determinations hereunder with respect to, Participants who are subject to Section 16 of the Exchange Act and the rules and regulations thereunder shall, to the extent practicable, be made by the Board or by a committee of the Board meeting the requirements of Rule 16b-3(d)(1) under the Exchange Act, as from time to time amended or superseded.

(i) “Company” shall mean Cedar Fair, L.P. a Delaware limited partnership.

(j) “Distribution Equivalent” shall mean any right granted pursuant to Section 13(i) hereof.

(k) “Eligible Person” shall mean any key employee of the Company, any Affiliate, or CFMI and any officer or director thereof (including directors who are not employees of the Company or any Affiliate) designated in the sole discretion of the Committee to be eligible to participate in the Plan.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(m) “Fair Market Value” shall mean, with respect to any property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with applicable law, including Section 409A. Fair Market Value with respect to Units shall mean the closing price on the trading day before the applicable date, such as the date of grant or the date of exercise.

(n) “Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor definition adopted by the Securities and Exchange Commission.

(o) “Option” shall mean a right granted to a Participant by the Committee under Section 6 hereof.

(p) “Other Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10 hereof.

(q) “Participant” shall mean an Eligible Person who is selected by the Committee to receive an Award under the Plan.

(r) “Performance Award” shall mean any Award of Performance Units pursuant to Section 9 hereof.

(s) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted during which any performance goals specified by the Committee with respect to such Award are to be measured.

(t) “Performance Unit” shall mean any Performance Award granted pursuant to Section 9 hereof of a Unit valued by reference to a designated number of Units or other property, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Units, or any combination thereof, upon achievement of such performance goals during the Performance Period.

(u) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(v) “Restricted Unit” shall mean any Unit issued with the restrictions that the holder must perform substantial services for Cedar Fair and may not sell, transfer, pledge, or assign such Unit and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Unit, and the right to receive any cash distributions) which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee specifies pursuant to Section 8.

(w) “Restricted Unit Award” shall mean an award of Restricted Unit under Section 8 hereof.

(x) “Retirement” shall mean a Separation from Service at or after attainment of age 62.

(y) “Schedule A” shall mean the Schedule A of the Plan, which deals with procedures for deferring those Awards (other than Options and Unit Appreciation Rights) that may be deferred under Section 409A.

(z) “Section 409A” shall mean Section 409A of the Code and the April 10, 2007, final regulations issued thereunder.

(aa) “Separation from Service” shall mean the termination of employment of an employee with the Company and all Affiliates and, if applicable with CFMI; provided, however, that an approved leave of absence shall not be considered a termination of employment if the leave does not exceed six (6) months or, if longer, so long as the employee’s right to reemployment is provided either by statute or by contract. Whether an employee has incurred a Separation from Service shall be determined in accordance with Section 409A, including, without limitation, the rules applicable to spin-offs and sales of assets.

(bb) “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A.

(cc) “Unit” shall mean a unit of limited partnership interest of the Company.

(dd) “Unit Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 hereof.

SECTION 3. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(a) Select the Eligible Persons to whom Awards may from time to time be granted hereunder;

(b) Determine the type or types of Award to be granted to each Participant hereunder;

(c) Determine the number of Units to be covered by each Award granted hereunder;

(d) Determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash, Units, or other property or canceled or suspended;

(f) Determine whether, to what extent and under what circumstances cash, Units and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant pursuant to Schedule A;

(g) Interpret and administer the Plan and any instrument or agreement entered into under the Plan;

(h) Establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i) Make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Decisions of the Committee shall be final, conclusive, and binding upon all persons including the Company, any Participant, any unitholder, and any Eligible Person of the Company, any Affiliate, or CFMI. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

SECTION 4. DURATION OF, AND UNITS SUBJECT TO, PLAN.

(a) TERM. Subject to the provisions of Section 15 below, the Plan shall remain in effect for ten (10) years after the Effective Date.

(b) UNITS SUBJECT TO THE PLAN. The maximum number of Units with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 4(c) of the Plan, is four million eight hundred thirty thousand (4,830,000) Units. Notwithstanding the foregoing, no Participant may be granted Awards in any one calendar year with respect to more than two-hundred thousand (200,000) Units, except that the foregoing limitation shall not apply to Awards contemplated by the restructuring of CFMI’s executive compensation as described in the Company’s proxy statement dated July 26, 2000, for the Special Meeting of Unitholders called to be held August 25, 2000.

For the purpose of computing the total number of Units available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Units subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted. The Units which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, unexercised at the time of expiration, settled in cash, or exchanged for other Awards (to the extent of such forfeiture or expiration of such Awards), or if the Units subject thereto can otherwise no longer be issued. Further, any Units which are used as full or partial payment to the Company by a Participant of the purchase price upon exercise of an Option shall again be available for Awards under the Plan.

Units which may be issued under the Plan may be either authorized and unissued Units or issued Units which have been reacquired by the Company. No fractional Units shall be issued under the Plan.

(c) CHANGES IN UNITS. In the event of any merger, reorganization, consolidation, recapitalization, Unit dividend, Unit split, reverse Unit split, spin off or similar transaction, or other change in legal structure affecting the Units, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class, and kind of Units which may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind, and exercise price of Units subject to outstanding Options, Unit Appreciation Rights, or other Awards granted under the Plan, and in the number, class, and kind of Units subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided that the number of Units or other securities subject to any Award shall always be a whole number and provided the Committee shall consider the requirements of Section 409A in making such adjustments and substitutions.

SECTION 5. ELIGIBILITY.

Any Eligible Person shall be eligible to be selected as a Participant, except that any member of the Committee shall not participate in his own selection as a Participant, or in the grant of any Award to such member of the Committee.

SECTION 6. UNIT OPTIONS.

(a) IN GENERAL. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan; provided that no other Award may have the effect of reducing the exercise price of an Option.

Any Option granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(b) DATE OF GRANT. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed for each Option the identity of the Eligible Employee, the maximum numbers of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

(c) EXERCISE PRICE. The exercise price per Unit purchasable under an Option shall never be less than the Fair Market Value of the Unit on the date of grant of the Option.

(d) NUMBER OF OPTIONED UNITS. The number of Units subject to an Option shall be fixed on the date of grant of the Option.

(e) TERM. The term of each Option shall be fixed on the date of grant of the Option.

(f) EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant; provided that any extension of an Option shall result in exercise no later than the earlier of the latest date upon which the Option would have expired by its original terms or the tenth (10th) anniversary of the date of grant of the Option.

(g) METHOD OF EXERCISE. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times as specified in the Award Agreement. The Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Units, or other consideration (including, where permitted by law and the Committee, vested Awards) having a Fair Market Value on the exercise date equal to the total Option price, or by any combination of cash, Units, and other consideration as specified in the applicable Award Agreement.

(h) NO DEFERRAL FEATURE. No Option shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of gain until the later of the exercise or disposition of the Option or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested (as defined in Treasury Regulation Section 1.83-3(b)).

SECTION 7. UNIT APPRECIATION RIGHTS.

(a) IN GENERAL. The Committee may grant a Participant a right to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Unit on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the exercise price. Unit Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Unit Appreciation Rights need not be the same with respect to each recipient. The Committee may impose such conditions or restrictions on the exercise of any Unit Appreciation Right as it shall deem appropriate.

(b) UNIT APPRECIATION RIGHTS RELATED TO OPTIONS. Any Unit Appreciation Right related to an Option may be granted at the same time the Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any Unit Appreciation Right related to any Option, the Unit Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Unit Appreciation Right granted with respect to less than the full number of Units covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Units not covered by the Unit Appreciation Right. Any Option related to any Unit Appreciation Right shall no longer be exercisable to the extent the related Unit Appreciation Right has been exercised.

(c) DATE OF GRANT. For purposes of the Plan, a grant shall be considered to have been made when the Committee has fixed for each Unit Appreciation Right the identity of the Eligible Employee, the maximum numbers of Units, and the minimum exercise price; provided that there is no unreasonable delay in giving notice of the grant to the Participant.

(d) EXERCISE PRICE. The exercise price per Unit Appreciation Right shall never be less than the Fair Market Value of the Unit on the date of grant.

(e) NUMBER OF UNIT APPRECIATION RIGHTS. The number of Units subject to a Unit Appreciation Right shall be fixed on or before the date of grant.

(f) TERM. The term of each Unit Appreciation Right shall be fixed on the date of grant.

(g) EXERCISABILITY. Unit Appreciation Rights shall be exercisable at such time or times as determined by the Committee at or subsequent to grant; provided that any extension of a Unit Appreciation Right shall result in exercise no later than the earlier of the latest date upon which the Unit Appreciation Right would have expired by its original terms or the tenth (10th) anniversary of the date of grant.

(h) COMPENSATION UPON EXERCISE. The compensation payable upon exercise of a Unit Appreciation Right shall not be greater than the excess of the Fair Market Value of a Unit on the date of exercise over the Fair Market Value of a Unit on the date of grant times the number of Unit Appreciation Rights exercised. Any payment by the Company in respect of such right may be made in cash, Units, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(i) NO DEFERRAL FEATURE. No Unit Appreciation Right shall have any feature that would allow for the deferral of compensation (within the meaning of Section 409A) other than the deferral of recognition of income until the exercise of the Unit Appreciation Right.

SECTION 8. RESTRICTED UNIT AWARDS.

(a) IN GENERAL. Restricted Unit Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Unit Awards need not be the same with respect to each recipient.

(b) REGISTRATION. Any Restricted Units issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a unit certificate or certificates. In the event any unit certificate is issued in respect of Restricted Units awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(c) FORFEITURE. Except as otherwise determined by the Committee at the time of grant, upon a Participant’s termination of employment for any reason during the restriction period, all Restricted Units still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant’s Retirement, permanent disability, death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Units. Unrestricted Units, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after the expiration of the period of forfeiture.

SECTION 9. PERFORMANCE AWARDS.

(a) GRANTS. Performance Awards may be granted hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period, the length of the Performance Period, and the time and form of payment of Performance Awards shall be determined and specified by the Committee upon the grant of each Performance Award.

(b) PAYMENT OF PERFORMANCE AWARDS.

(i) Determination of Award. Determination of the performance levels achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee.

(ii) Payment of Award. Except as provided in Section 11 (Change in Control), Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Units, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to Section 9(b)(iii), Performance Awards shall be paid in a lump sum within seventy-five (75) days following the close of the Performance Period; provided that the Committee may in the alternative at the time of grant specify a number of installment payments and the period over and time at which they will be paid and provided further that if such seventy-five- (75-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(iii) In the event that payment of Performance Awards as provided in Section 9(b)(ii) to Participants who incur Retirement is considered to be payment “upon” Separation from Service, payment to any Participant who is a Specified Employee shall not be made until the date that is six (6) months and one (1) day after such Specified Employee Participant’s Retirement.

(c) FORFEITURES. Except as determined by the Committee at the time of grant, a Participant who, before the end of the relevant Performance Period, incurs a Separation from Service for any reason other than death or Retirement, shall forfeit any unpaid Performance Award. Performance Awards of Participants who die or who incur Retirement prior to the end of the Performance Period shall be prorated, unless the Committee determines otherwise.

SECTION 10. OTHER UNIT AWARDS.

(a) IN GENERAL. Other Awards of Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Units or other property (“Other Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. The provisions of Other Unit Awards need not be the same with respect to each recipient.

(b) TERMS AND CONDITIONS. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Persons to whom and the time or times at which such Awards shall be made, the number of Units to be granted pursuant to such Awards, and all other conditions of the Awards; provided that the time and form of payment (e.g., lump sum or installments over a fixed number of years beginning on a specified date) shall be specified at the time the Other Unit Award is granted. In the event that payment of such Other Unit Awards to Participants who incur Retirement is considered to be payment “upon” Separation from Service, payment to any Participant who is a Specified Employee shall not be made until the date that is six (6) months and one (1) day after such Specified Employee Participant’s Retirement. Units (including securities convertible into Units) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Units (including securities convertible into Units) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Units or other securities as of the date such purchase right is awarded. Other Unit Awards may be paid in Units, other securities of the Company, cash, or any other form of property as the Committee shall determine.

SECTION 11. CHANGE IN CONTROL PROVISIONS.

(a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i) Any Options and Unit Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

(ii) The restrictions and deferral limitations applicable to any Restricted Unit shall lapse, and such Restricted Unit shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

(iii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse, and such Performance Awards shall be immediately settled or distributed.

(iv) The restrictions and deferral limitations and other conditions applicable to any Other Unit Awards or any other Awards shall lapse, and such Other Unit Awards or such other Awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant.

(b) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, a Participant holding an Option shall have the right, (whether or not the Option is fully exercisable and in lieu of the payment of the purchase price for the Units being purchased under the Option, during the sixty- (60-) day period from and after a Change in Control (the “Exercise Period”), by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within thirty (30) days of such notice, in an amount equal to the amount by which the Fair Market Value per Unit on the date of such election shall exceed the Option price (the “Spread”) multiplied by the number of Units under the Option being exercised (cashed out).

(c) POOLING OF INTERESTS. Notwithstanding any other provision of the Plan, if any grant or right under the Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such grant or right would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for cash payable pursuant to such grant or right Units with a Fair Market Value equal to the cash that would otherwise be payable.

SECTION 12. AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the optionee’s or Participant’s consent. The Committee may amend the terms of any Award, prospectively or retroactively; provided that no such amendment shall impair the rights of any Participant without his consent and provided further that the Committee shall consider the impact of such amendment under Section 409A.

SECTION 13. GENERAL PROVISIONS.

(a) Unless the Committee determines otherwise at the time the Award is granted (taking into consideration the impact of the Code, including without limitation Sections 83 and 409(A)), no Award, and no Units subject to Awards described in Section 10 which have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the

Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

(b) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee at the time of grant.

(c) No Eligible Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons under the Plan.

(d) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed a written agreement or other written instrument evidencing the Award and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions.

(e) The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate; provided that the Committee considers the impact of such adjustments under Section 409A.

(f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee.

(g) All certificates for Units delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Units are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) The Committee shall be authorized to establish procedures, as provided in Schedule A hereto, pursuant to which the payment of any Award may be deferred.

(i) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) other than an Option or a Unit

Appreciation Right may, if so determined by the Committee at the time of grant, be entitled to receive, currently or on a deferred basis, interest or distributions, or interest or distribution equivalents, with respect to the number of Units covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Units or otherwise reinvested.

(j) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration more than the rendering of services.

(k) The Company shall be authorized to report income with respect to an Award and to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Units.

(l) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to unitholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

(m) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(n) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(o) Awards may be granted to Eligible Persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Eligible Persons on assignments outside their home country.

(p) SECTION 409A. To the extent applicable, the Company intends that this Plan comply with Section 409A, and this Plan shall be construed in a manner to comply with Section 409A. Should any provision be found not in compliance with Section 409A. Should any provision be found not in compliance with Section 409A, the Participants shall be contractually obligated to execute any and all amendments to Awards deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. By acceptance of an Award, Participants irrevocably waive any objections they may have to the amendments required by Section 409A. Participants also agree that in no event shall any payment required to be made pursuant to this Plan that is considered “nonqualified deferred compensation” within the meaning of Section 409A be accelerated in violation of Section 409A. In the event a Participant is a Specified Employee, and payments that are nonqualified deferred compensation cannot commence until the lapse of six (6) months after a Separation from Service, then any such payments that are required to be paid in a single lump sum shall be made on the date which is six (6) months and one (1) day after the Participant’s Separation from Service. Furthermore, the first six (6) months of any such payments of nonqualified deferred compensation that are required to be paid in installments shall be paid on the date which is six (6) months and one (1) day following the Participant’s Separation from Service. All remaining installment payments shall be made or provided as they would ordinarily have been under the provisions of this Plan and the Award Agreement.

SECTION 14. EFFECTIVE DATE OF PLAN.

The Plan was originally effective on January 1, 2000, subject to approval of the Plan by the Company’s Unitholders (the “Effective Date”). Awards made under the Plan prior to approval of the Plan by the Company’s Unitholders was contingent on such approval and, in the event that the Company’s Unitholders failed to approve the Plan, the Plan would have been null and void. The Plan has been amended and restated in accordance with Section 409A, effective June 20, 2007, and prior to such date the Plan has been administered in good faith compliance with Section 409A.

SECTION 15. TERM OF PLAN.

No Award shall be granted pursuant to the Plan after ten (10) years from the Effective Date, but any Award theretofore granted may extend beyond that date.

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SCHEDULE A

TO THE

CEDAR FAIR, L.P. AMENDED AND RESTATED

2000 EQUITY INCENTIVE PLAN

If the Committee so determines in compliance with Section 409A, Participants may elect to defer Awards pursuant to this Schedule A. Notwithstanding any other provision of this Schedule A, compensation upon the exercise of an Option or a Unit Appreciation Right cannot be deferred.

A.1. Definitions

(a) “Performance-Based Compensation” means compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Performance criteria shall be established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate; provided that the outcome is substantially uncertain at the time the criteria are established. Compensation shall not be Performance-Based Compensation if any amount or portion will be paid regardless of performance or if the outcome is based upon a level of performance that is substantially certain to be met at the time the criteria are established.

A.2. Deferral Elections

A Participant’s election to defer shall be made pursuant to a written or electronic form and shall specify the percentage of Award being deferred in accordance with Section A.4 and the time and form of payment in accordance with Section A.6. The deferral election, including the election of the time and form of payment, shall be irrevocable as of the dates specified in Section A.3. Pursuant to Section A.6, a Participant may make a subsequent election to delay payment and change the form of payment of a deferral.

A.3. Timing of Deferral Elections

(a) Award That Is Not Performance-Based Compensation. In the case of an Award that is not Performance-Based Compensation, a Participant may, not later than the December 31 immediately preceding the calendar year in which the service period for the Award begins, elect to defer all or a portion of the Award. Such election shall be irrevocable as of the end of each December 31 with respect to an Award payable for services to be performed in the immediately following calendar year (or such longer period related to the Award) for which an election has been made.

(b) Award That Is Performance-Based Compensation. In the case of an Award that is Performance-Based Compensation, a Participant may, not later than six (6) months before the end of the performance period, elect to defer all or a portion of the Award; (i) provided that the Participant has continuously performed services from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made and (ii) provided further that in no event shall such election be made after such compensation has become readily ascertainable.

(c) First Year of Eligibility. In the first year in which an employee becomes eligible to participate in the Plan (taking into consideration eligibility under all other nonqualified elective account balance plans of the Company and any Affiliate that are required to be aggregated with the Plan under Section 409A in determining whether such year is in fact the first year of eligibility (within the meaning of Treasury Regulation Section 1.409A-2(a)(7)(ii)) under a “plan” that includes the Plan), such employee may make an initial deferral election within thirty (30) days of becoming first eligible with respect to that portion of his Award attributable to services to be performed subsequent to the election and ending on the last day of the performance period. Such an election shall be irrevocable.

A.4. Amount of Deferrals

(a) Participation for Entire Performance Period. The amount to be deferred shall be irrevocably specified in the Participant’s deferral election form as a percentage of the Award. In the case of participation for the full performance period, the minimum amount that can be deferred from any type of Award shall be ten percent (10%) and the maximum percentage shall be one hundred percent (100%).

(b) Participation for Less Than Full Performance Period. If a Participant has participated for less than the full performance period and is permitted to make a deferral election under Section A.3(c):

(i)	The minimum deferral shall be limited and calculated as follows: the total Award for the performance period shall be multiplied by the ratio of (A) the number of days remaining in the performance period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the performance period, and that amount shall be multiplied by the minimum percentage set forth in (a) above; and

(ii)	The maximum deferral shall be limited and calculated as follows: the total Award for the performance period shall be multiplied by the ratio of (A) the number of days remaining in the performance period as of the date the Participant submits an election form to the Committee over (B) the total number of days in the performance period, and that amount shall be multiplied by the maximum percentage set forth in (a) above.

A.5. Establishment of Accounts.

(a) Background. In order to comply with the requirements of Section 409A and to facilitate administration of nonqualified deferrals thereunder, the deferred accounts under the Plan have been bifurcated effective January 1, 2005.

Committee deferral procedures, as in effect on October 3, 2004 (“Frozen Procedures”), have been frozen and shall not be modified except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder. Deferrals retained under the Frozen Procedures shall be those Awards earned and vested as of December 31, 2004, as well as income attributable to such grandfathered Awards.

Awards earned or vested after December 31, 2004, including those for 2005, 2006, and 2007, although technically deferred under the Frozen Procedures, have been made and administered in good faith in accordance with the requirements of Section 409A. Such non-grandfathered deferrals of Awards and related earnings have been transferred to, and have become part of, accounts under this Schedule A.

(b) Establishment of Accounts. Beginning with the performance period beginning on or after January 1, 2005, there shall be established for each Participant who deferred or defers an Award an account under this Schedule A (“Account”). An Account shall also be established for any Participant with undistributed deferrals under the Frozen Procedures that are not eligible for grandfathered treatment under Section 409A.

Deferred Awards attributable to a Participant’s deferral elections shall be allocated to the Participant’s Account at the time that such Award would otherwise have been paid had no election to defer been made.

In addition, the Account of a Participant, as well as any Participant or former Participant in the Frozen Procedures, shall be credited with (i) that portion, if any, of his undistributed account balance under the Frozen Procedures not eligible for grandfathered treatment under Section 409A, and (ii) deferrals for calendar years 2005, 2006, and 2007, which were made and administered in good faith in accordance with the requirements of Section 409A, and corresponding debits shall be made to the applicable account balance under the Frozen Procedures.

To facilitate the operation of this Schedule A, the Committee may direct the establishment and maintenance of sub-accounts within a Participant’s Account (for example, a sub-account for transfers of amounts from the Frozen Procedures). Accounts shall continue to be maintained until paid out pursuant to the terms of this Schedule A.

(c) Deemed Investments. The Committee, in its discretion, may specify certain investments, including one or more investment options under a qualified plan maintained by the Company or an Affiliate, and may invest amounts deferred under the Plan in such investments (collectively, the “investment options”) at their then current fair market value. The Committee is not obligated to make these or any other particular investment options available or, if made available at any one time, to continue to make them available. All investments shall at all times continue to be a part of the Company’s or Affiliate’s or CFMI’s general assets for all purposes. A Participant will have no rights as a shareholder, including voting rights, with respect to the investment options representing his Account.

If the Committee makes any investment options available to Participants, each Participant may be permitted to direct how his Account is invested among the investment options at the time deferral elections are made. The Committee may also allow Participants to change or reallocate investment options for their Accounts, from time to time. If applicable, the Committee will deem a Participant’s Accounts to be invested in accordance with the Participant’s directions as soon as practicable after the Committee has deemed such amount to have been earned. Any deemed purchases shall be at the then current fair market value.

(d) Earnings and/or Losses. At least once each calendar year while a Participant has a credit balance in his Account, the Committee shall credit Accounts with earnings and/or losses, if any, for the period since the last such crediting and determine the value of each Participant’s Account at such time. The earnings and/or losses may either be credited on the basis of the earnings and/or losses allocable to the Participant’s directed portion of the investment options, if any, Units, or a predetermined reasonable interest rate, as specified by the Committee prior to the applicable calendar year. The Committee also reserves the right to adjust the earnings (or losses) credited to Accounts and to determine the value of Accounts as of any date to reflect the Company’s and/or Affiliate’s and/or CFMI’s tax and other costs of providing the Plan.

A.6. Time and Form of Payment

(a) Payment. Any amounts payable under the Plan will be made solely in cash and and/or Units and not in the form of any other property or securities, notwithstanding any investment option hereunder.

(b) Payment upon Separation from Service

(i)	Participants Who are Not Specified Employees. A Participant who is not a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment or in installments following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Installments shall be calculated by dividing the Participant’s Account balance as of the end of the month in which his Separation from Service occurs (and as of the date of each subsequent installment payment) by the number of installments remaining to be paid.

(ii)

Participants Who Are Specified Employees. A Participant who is a Specified Employee shall be eligible to receive payment of his Account in one lump-sum payment on the first day of the seventh (7th) month following his Separation from Service or in installments beginning on the first day of the seventh (7th) month following his Separation from Service, as specified in his deferral election pursuant to Section A.3. Annual installments shall be calculated by dividing the Participant’s Account balance as of the end of the fifth month following the month in which his Separation from Service occurs (and as of the date of each subsequent installment payment) by the number of installments remaining to be paid. Installments for the first six months shall be accumulated and paid with the installment for the seventh month. Other installments shall be paid in accordance with the Participant’s deferral election.

(c) Specified Time. In accordance with a Committee-approved form that complies with Section 409A, a Participant may elect to receive payment of his Account in a single-sum payment or in substantially equal installments at a specified time that is nondiscretionary and objectively determinable at the time the deferral is elected.

(d) Payment upon Death. If a Participant dies while or before receiving payments of his Account, the Committee shall pay his designated beneficiary or beneficiaries any remaining payments of his Account in one lump-sum payment within ninety (90) days following the Participant’s death; provided that where the ninety- (90-) day period begins in one calendar year and ends in another calendar year, neither the estate nor any beneficiary of the Participant shall have a right to designate the taxable year of payment.

The Committee shall provide Participants with the form for designating a beneficiary or beneficiaries. A Participant may change his beneficiary designation at any time (without the prior consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to the Committee before his death. If no beneficiary is designated, or if the designated beneficiary predeceases the Participant or cannot be located, any death benefits shall be paid to the Participant’s estate.

(e) Payment upon Change in Control. Notwithstanding any provision of this Schedule A to the contrary, upon a Change in Control, the Committee shall direct that the Accounts of Participants under the Plan shall be paid to Participants within thirty (30) days following the Change in Control; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(f) Section 409A Violation. If this Schedule A fails to meet the requirements of Section 409A with respect to a Participant, the Committee shall distribute the amount required to be included in such Participant’s gross income as a result of such failure within thirty (30) days of the Committee’s determination of such compliance failure; provided that where the thirty- (30-) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the taxable year of payment.

(g) Subsequent Elections. A Participant may, to the extent permitted by the Committee, elect to delay payment or to change the form of payment elected if all the following conditions are met:

(i)	Such election will not take effect until at least twelve (12) months after the date on which the election is made; and

(ii)	The payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise be made; and

(iii)	Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve (12) months prior to the date of the first scheduled payment.

For purposes of this Section A.6(g), installment payments shall be treated as a single payment.

(h) No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Account shall be permitted.

A.7. Claims Procedures

Generally benefits shall be paid under this Schedule A without the necessity of filing a claim. A Participant, beneficiary, or other person who believes he is entitled to a benefit under Schedule A (hereinafter referred to as the “Claimant”) may file a written claim with the Committee. A claim must state with specificity the determination desired by the Claimant.

The Committee shall consider the Claimant’s claim within a reasonable time, but no later than ninety (90) days of receipt of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, the Committee shall notify the Claimant in writing of the extension before the end of the initial ninety (90)-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to make a decision. The extension of time shall not exceed ninety (90) days from the end of the initial ninety (90)-day period.

The Committee shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Committee shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within ninety (90) days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.

Upon receipt of an adverse benefit determination, a Claimant may, within sixty (60) days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the sixty (60)-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.

If the Claimant submits in writing a request for review of the adverse benefit determination within the sixty (60)-day period described above, the Board (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than sixty (60) days from the date of receipt of his request for review, unless the Board (or its designee) determines that special circumstances require an extension of time. If the Board (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Board (or its designee) shall notify him in writing before the end of the initial sixty (60)-day period and inform him of the special circumstances requiring an extension of time and the date by which the Board (or its designee) expects to render its determination on review. The extension of time will not exceed sixty (60) days from the end of the initial sixty (60)-day period.

If the Board (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under ERISA Section 502(a), and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with ERISA Section 503 and applicable Department of Labor Regulations.

A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

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